EMPLOYMENT AGREEMENT

(Senior Executive Level)

THIS AGREEMENT made as of the 27th day of May, 2014 (the "Effective Date").

BETWEEN:

RealBiz Media Group, Inc.

(the "Company")

- and -

Suresh Srinivasan

(the "Executive")

WHEREAS the Company is engaged in the ownership and management of real estate, television and media related services (the "Business"); and

WHEREAS the Company desires to employ Executive as defined and as per the duties set forth in Exhibit A and Executive desires to accept such employment in the Business, subject to the terms, conditions and covenants herein provided; and

WHEREAS both parties have agreed to execute, deliver and perform this Agreement;

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and the Executive agree as follows:

POSITION

The Company hereby employs the Executive and the Executive agrees to dedicate such attention and time as is necessary for him to perform his duties in the position as set forth in Exhibit A for the Company and will assume the role on the terms and conditions herein contained. Notwithstanding any other provision of this Agreement, Executive may continue to conduct business for other third parties that do not compete with the Company so long as such other business that is conducted does not interfere with or conflict with Executive’s duties and responsibilities for Company. Executive agrees not to use the Company’s time, material or facilities in performance of his work for such other third parties.

1.          The Executive shall report to the Chairman and CEO of the Company and other Senior Officers as the Chairman may direct.

2.          The Executive shall have such duties and responsibilities consistent with his position as a senior officer as the CEO shall reasonably determine. Initially, such duties and responsibilities will include those set forth on Exhibit B hereto.

3.          The Executive shall work when requested out of the Weston, Florida offices, but it is understood that the Executive shall work primarily out of California.

4.          The Executive will agree to work with other Officers including the Chairman, CEO, CFO, CRO, CPO, CIO and CTO to prepare budgets for the Company, develop sales and supporting reporting systems, develop new business opportunities assist with product development, technology development and help to implement the media programs in an overall effort to aid the corporation in achieving its sales and operational goals in an efficient and fiscally responsible manner.

REMUNERATION

5.          Salary

The Executive shall receive no less than the minimum base salary from the Company during his employment hereunder at the annual rate set forth in Exhibit A. This amount shall be payable in periodic installments in accordance with the usual payroll of the Company during the Term hereof (the "Salary"), payable in accordance with the Company's payroll practices in force from time to time and shall be inclusive of all applicable income, and other taxes and charges that are required by law to be withheld by the Company or the Executive.

6.          Bonus

The Executive will be eligible to earn a bonus as described in Exhibit A, paid in the form of shares of the Company’s common stock.

7.          Stock

The Company wants to incentivize the Executive to improve efficiencies, drive revenues and lower expenses. The Company shall issue to Executive 1,500,000 shares of the Company’s common stock and 250,000 shares of Next 1 Interactive’s Common Stock based upon the requirements as set forth in Exhibit A. Additionally the Executive will be eligible to participate in the Company’s Plan for stock options to be set under similar terms and conditions as those of other senior management. Note - Stock options are only granted when approved by Board.

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EXPENSES

8.          The Company shall pay all necessary and reasonable business expenses as approved by the Company’s Chairman which approval shall not be unreasonably withheld, and which are actually and properly incurred by the Executive in furtherance of or in connection with the Business, including without limitation, all business related travel and parking expenses, public relations expenses and all business related entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise). If any such expenses are paid in the first instance by the Executive, the Company shall reimburse him, subject to the receipt by the Company of statements and vouchers in a form reasonably satisfactory to the Company.

VACATION

9.          The Executive shall be entitled to the number of weeks of vacation set forth in Exhibit A (in addition to the Company national holidays) during each contract year which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company.

TERM

10.         The initial term of this Agreement (the "Initial Term"), and the employment hereunder, shall be for a period of set forth in Exhibit A.

TERMINATION

11.	(a)	Events of Termination. The Term, the Executive’s Salary and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Company will terminate (except as otherwise provided in herein):

(i)	upon the death of the Executive;

(ii)	upon the disability of the Executive (as defined in section 11(b)) immediately upon notice from either party to the other;

(iii)	For Cause (as defined in section 11(c)), immediately upon notice from the Company to the Executive or at such later time as such notice may specify;

(iv)	Other than For Cause, Disability or Death, immediately upon notice from the Company to the Executive or at such later time as such notice may specify;

(v)	Other than for Good Reason by Executive, immediately upon notice from the Executive to the Company or at such later time as such notice may specify; or

(vi)	For Good Reason (as defined in Section 11(d)) upon not less than 10 calendar days' prior notice from the Executive to the Company.

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(b)	Definition of Disability. For the purposes of section 11(a), the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties for a period of 120 days out of 180 days, under this Agreement as determined in accordance with this section 11(b). The disability of the Executive will be determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other. If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this section 11(b) will be binding on both parties.

(c)	Definition of "For Cause". For the purposes of section 11(a), the phrase "For Cause" means: (i) the Executive's material breach of this Agreement; (ii) the Executive’s failure to substantially perform the duties of Chief Operating Officer (or such other position with the Company as Executive may hold) as contemplated hereunder; (iii) the Executive's failure to substantially adhere to any reasonable written Company policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (iv) the misappropriation by the Executive of a material business opportunity of the Company, including securing any undisclosed personal profit in connection with any transaction entered into on behalf of the Company; (v) the misappropriation of any of the Company's funds, property or Confidential Information; (vi) the commission of material acts of dishonesty, willfully fraudulent or criminal acts or misconduct, or other willfully wrongful acts or omissions materially adversely affecting the Company; or (vii) the conviction of, the indictment for or its procedural equivalent or the entering of a guilty plea or plea of no contest with respect to any felony.

(d)	Definition of "For Good Reason." For the purposes of section 11(a), the phrase "For Good Reason" means the Company's material breach of this Agreement.

(e)	Termination Pay. Effective upon the termination of this Agreement for any of the reasons set forth in section11(a), the Company shall be obligated to pay the Executive (or in the event of his death, his designated beneficiary as defined below) the amounts set forth below, as well as all business expenses recoverable under Section 8. For purposes of this section 11(e), the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or if the Executive fails to give notice to the Company of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity or to locate or attempt to locate any beneficiary, personal representative, or trustee.

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(i)	Termination by the Executive For Good Reason. If the Executive terminates this Agreement For Good Reason, the Company shall pay the Executive his Salary and other benefits, including shares, earned or accrued through the date of termination. Additionally, all shares held in escrow, or subject to vesting schedules shall accelerate and/or be released, and distributed according to the terms of the relevant escrow agreement as though the vesting/release conditions had been met in the ordinary course. In the event such a termination occurs within six (6) months of the Effective Date herein, Executive may elect (at its sole discretion) to initiate an “unwind event” as described in the Asset Purchase Agreement between ReachFactor, Inc., the Company, Executive and Arun Srinivasan (the “APA”).

(ii)	Termination by the Company For Cause. If the Company terminates this Agreement For Cause, the Company shall pay Executive his Salary and other benefits earned or accrued through the date of termination.

(iii)	Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under section 11(a)(ii), the Company shall pay the Executive his Salary and other benefits earned or accrued through the remainder of the calendar month during which such termination is effective.

(iv)	Termination upon Death. If this Agreement is terminated because of the Executive's death, the Company shall pay Executive’s estate or designated beneficiary the Executive’s Salary and other benefits earned or accrued through the date of death.

(v)	Termination by Company Other than for Cause, Disability or Death. If the Company terminates this Agreement other than For Cause or for death or disability, then the Company shall pay Executive his Salary and other benefits earned or accrued through the date of termination. Additionally, all shares held in escrow, or subject to vesting schedules shall accelerate and/or be released, and distributed according to the terms of the relevant escrow agreement as though the vesting/release conditions had been met in the ordinary course. In the event such a termination occurs within six (6) months of the Effective Date herein, Executive may elect (at its sole discretion) to initiate an “unwind event” as described in the APA.

(vi)	Termination by Executive Without Good Reason. If the Executive terminates this Agreement without Good Reason, the Company shall pay Executive his Salary and other benefits earned or accrued through the date of termination.

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CONFIDENTIALITY AND INTELLECTUAL PROPERTY

12.	(a)	All confidential records, material, information and all trade secrets concerning the business or affairs of the Company obtained by the Executive in the course of his employment with the Company shall remain the exclusive property of the Company. During the Executive's employment or at any time thereafter, the Executive shall not divulge the contents of such confidential records, material, information or trade secrets to any person, firm or corporation other than to the Company or the Company’s qualified Executives and following the termination of his employment hereunder the Executive shall not, for any reason, use the contents of such confidential records, material, information or trade secrets for any purpose whatsoever. This Section shall survive the termination of this Agreement. This Section shall not apply to any confidential records, material, information or trade secrets which as proven by written documentation:

(1)	is or becomes publicly known through the lawful action of any third party;

(2)	is disclosed without restriction to the Executive by a third party;

(3)	is known by the Executive prior to its disclosure by the Company;

(4)	is subsequently developed by the Executive, independently of records, material, information and trade secrets supplied to the Executive by the Company;

(5)	has been made available by the Company directly or indirectly to a third party without obligation of confidentiality; or

(6)	the Executive is obligated to produce as a result of a court order or pursuant to governmental or other legal action, provided that the Company shall have been given written notice of such court order or governmental or other legal action (if permitted by law or requesting authority) and an opportunity to appear and object.

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INTELLECTUAL PROPERTY

(b) The Executive agrees that any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable, conceived or first reduced to practice by Executive, either alone or jointly with others, relating to the performance of services hereunder , the business of the Company or the business of Next 1 Interactive, Inc. (or, if based on any of the Company Confidential Information, after the expiration or termination of the Term) (collectively, “Inventions”) shall belong exclusively to the Company and the Executive hereby assigns to the Company all title and interest, including copyright and patent rights, thereto and waives any moral rights which the Executive may have therein. If the Executive develops, prepares or works on the design or development of Inventions related to the performance of services hereunder the business of the Company or the business of Next 1 Interactive, Inc. during the Term, the Executive will keep notes and other written records of such work, which records shall be kept on the premises of the Company and made available to the Company at all times for the purpose of evaluation and use in obtaining copyright protection or as a protective procedure. If the Executive develops, prepares or works on the design or development of Inventions while at the Company facilities, the Inventions shall belong exclusively to the Company and the Executive hereby assigns to the Company all title and interest, including copyright and patent rights, thereto and waives any moral rights which the Executive may have therein. The Executive will upon request of the Company, and at the Company's expense, provide a reasonable level of assistance to the Company with respect to applications for trademarks, copyrights, patents or other forms of intellectual property protection for work on which the Executive was involved during the Term. The Executive agrees to execute such documents as are reasonable and necessary for the purpose of the Company establishing its right of ownership to such property. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U. S. C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. Executive hereby irrevocably designates counsel to the Company as Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company rights under this Section. This Section shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

NON-SOLICITATION

13.         The Executive covenants and agrees with the Company that he shall not, during the term of his employment hereunder and for a period ending one year following the date of the termination of his employment:

(a)	Directly or indirectly solicit, interfere with or endeavor to direct or entice away from the Company any person, firm or company who is or has within the preceding year been a customer, client, affiliated agency or otherwise in the habit of dealing with the Company; or

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(b)	Interfere with, entice away or otherwise attempt to induce the termination of employment of any Executive of the Company.

This Section shall survive the termination of this Agreement.

NON-COMPETITION

14.         The Executive covenants and agrees with the Company that he will not (without the prior written consent of the Company which consent will not be unreasonably withheld) directly or through another person or another entity during the term of his employment hereunder and for a period of one (1) year following the date of the termination of his employment, carry on or be engaged in any business within North America which is competitive with the Business as defined in the Asset Purchase Agreement between ReachFactor, Inc., the Company, Executive and Arun Srinivasan (the “APA”) (a "Competitive Business") provided, however that the non-compete shall terminate in the event of a termination of employment by Executive for Good Reason or a termination by the Company other than for Cause or disability and provided, further that under no circumstances shall Executive disclose Company confidential information.

This Section shall survive the termination of this Agreement.

INJUNCTIVE RELIEF

15.         The Executive acknowledges and agrees that the agreements and covenants in sections 12 to 14 are essential to protect the business and goodwill of the Company and that a breach by the Executive of the covenants in sections 12 to 14 hereof could result in irreparable loss to the Company which could not be adequately compensated for in damages and that the Company may have no adequate remedy at law if the Executive breaches such provisions. Consequently, if the Executive breaches any of such provisions (and such breach remains uncured after written notice and opportunity to cure for a period of ten days), the Company shall have, in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to seek injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction

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DISPUTE RESOLUTION PROCEDURE

16.	(a)	The parties shall be free to bring all differences of interpretation and disputes arising under or related to this Agreement to the attention of the other party at any time without prejudicing their harmonious relationship and operations hereunder and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances. Notwithstanding the foregoing, any controversy, claim, or breach arising out of or relating to this Agreement which the parties are unable to resolve to their mutual satisfaction shall be resolved in accordance with subparagraph b below.

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(b)	As a condition precedent to invoking any other dispute resolution procedure including litigation, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute. Within five (5) business days of the request of either party, the requesting party shall attempt to employ the services of a third person mutually acceptable to both parties to conduct such mediation within ten (10) business days of the mediator's appointment. Unless otherwise agreed upon by the parties hereto, the parties shall share equally the cost of the mediator's fees and expenses equally. If the parties are unable to agree on such third person, then the requesting party may submit the matter to the nearest office of the American Arbitration Association for mediation, only, in accordance with the commercial mediation rules then prevailing. If, on completion of such mediation, the parties are still unable to agree upon and settle the dispute, then either party may initiate litigation. This Agreement contains no arbitration clause. Binding arbitration may only be used upon the mutual agreement of the parties hereto.

SEVERABILITY

17.         The parties acknowledge that the provisions of sections 12 to 14 hereof (the "Restrictive Covenants") are reasonable and valid in geographic and temporal scope and all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable. The Executive acknowledges that the Company's business extends throughout the geographical area outlined above and that the geographic scope of the covenants contained herein is reasonable.

INDEMNITY

18.         Except for acts of dishonesty, willfully fraudulent or criminal acts or other willfully wrongful acts or omissions on the part of Executive, the Company agrees to indemnify and save the Executive harmless from and against any and all damages, liabilities, claims, costs, including reasonable attorneys’ fees, charges and expenses, including any amount paid to settle any action or satisfy any judgment, incurred by him in connection with his employment or incurred by him in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of having been an officer or Executive of the Company.

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WHOLE AGREEMENT

19.         This Agreement constitutes and expresses the whole agreement of the parties hereto with respect to the employment of the Executive by the Company and with respect to any matters or things herein provided for or hereinbefore discussed or mentioned with reference to such employment. All promises, representations, collateral agreements and understandings relative thereto not incorporated herein are hereby superseded by this Agreement.

GENERAL

20.         All notices, request, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by facsimile, addressed to the other party as follows:

(a)	to the Company at:	RealBiz Media Group, Inc.
c/o 2690 Weston Road, Suite 200
Weston, FL 33331
	Attention:	William Kerby
	Facsimile No:	(954) 888-9082

(b)	to the Executive at:	Suresh Srinivasan
700 Glasgow Circle
Danville, CA 94526
	Facsimile No:	_________________

or such other addresses as may be given by either of them to the other in writing from time to time.

21.         This Agreement shall be governed by and interpreted under the laws of the State of Florida without regard to principals of conflicts of law.

22.         All dollar amounts referred to in this Agreement are expressed in U.S. funds.

23.	(a)	This Agreement is personal to the Executive and may not be assigned by him.

(b)	Upon notice to the Executive, this Agreement may be assigned to an affiliate of the Company, provided that notwithstanding such assignment, the Company continues to guarantee the performance by such assignee of its obligations hereunder. This Agreement shall not otherwise be assigned by Company and such restriction shall include any assignment by operation of law.

(c)	Except as aforesaid, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Executive, his heirs, executors, administrators and legal personnel representatives.

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24.         Time shall be of the essence of this Agreement and of every part hereof.

25.         The parties acknowledge and agree that, except to the extent the context clearly requires otherwise, the representations, warranties and covenants set forth herein shall survive the termination or expiration of this Agreement.

26.         The parties acknowledge that each of them has read and understood this Agreement, and that each of them has been given the opportunity to obtain independent legal advice in connection with this Agreement and its terms.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

RealBiz Media Group, Inc.

	By:	/s/ William Kerby
William Kerby
Chairman & CEO

/s/ Suresh Srinivasan
Witness	Suresh Srinivasan
Executive

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Exhibit A

Executive.	Suresh Srinivasan

Section 1.	Position

The Position is defined as Chief Operating Officer with the responsibilities as listed on Exhibit B.

Section 5.	Remuneration

(a) Terms and conditions will include a base salary of $140,000 per year with an automatic increase to $200,000 per year on the earlier to occur of (1) the one year anniversary of his employment or (2) satisfaction of any one of the of the following conditions: (i) the Company achieves EBITDA profitability in any quarter, (ii) the Company achieves $200,000 in gross monthly profit, or (iii) the Company gets 10,000 agents to claim his/her Nestbuilder page.

(b) Additionally, the Executive will receive healthcare for himself and his dependent family members with 100% of the premiums paid by the Company, and be eligible for bonus programs commensurate with other senior executives of Realbiz, which are to be determined and implemented within the first year of employment (from the Effective Date herein).

Section 6.	Stock

1.	Upon the signing of this Employment Agreement, the Company will issue 1,000,000 Common Shares of Realbiz to the Executive. These shares will be held in escrow by the attorney for the Company (the expense of which to be paid by the Company) subject to the terms of an escrow agreement that will provide for the release of the shares as set forth below. Release schedule: ¼ of the shares will be released to Executive every three (3) calendar months (on the final business day of the calendar month) and all of the shares will be released to the Executive immediately upon a triggering event. For the purposes of this Section, a Triggering Event shall include, but not be limited to: (a) The Company achieves EBITDA profitability, (b) The Company achieves $200,000 in gross monthly profit, (c) The Company terminates Executive without cause, (d) there is a change of control of the Company, (e) the Company materially changes any of the terms of this employment agreement, such as base salary or scope of responsibilities, etc., (f) for other performance or employment metrics as mutually determined by the Parties, or (g) upon an “unwind” event as outlined in the APA. Unreleased shares will only be returned to the Company if the Executive voluntarily terminates his Employment Agreement without Good Reason any time prior to one (1) year from the date of this Agreement or if the Executive is terminated due to fraud.

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2.	Upon the Company generating positive income (defined as EBITDA) as reported in an annual report for a fiscal year end, or the company achieves $200,000 in gross monthly revenue, the Company will issue an additional 500,000 Common Shares to the Executive.

3.	An additional 250,000 shares of common stock of Next 1 Interactive, Inc. (“Next 1”) will be issued to Executive when Next 1 uses the ReachFactor intellectual property acquired, in whole or in part for its travel business. Such request or use of intellectual property will be at the sole discretion of Next 1.

Section 7.	Disposition of Stock

If Executive desires to sell in excess of One Hundred Thousand (100,000) shares of the common stock of the Company in a single transaction or in one or more related transactions at any time when the daily trading volume of the Company’s stock is less than 20,000 shares, then prior to selling any such shares, Executive shall submit a written offer to the Company for the Company to acquire such shares at the market price of such shares on the date of such offer. The Company shall have five (5) calendar days in which to notify the Executive of its intent to exercise such right of first refusal and the closing of such sale shall occur within ten (10) calendar days of such notification. If the Company does not exercise such right of first refusal then the Executive shall be free to sell such shares in the open market in accordance with all applicable laws.

Section 8.	Vacation

The Executive will be eligible for 4 weeks of vacation.

Section 9.	Term

The initial term of this Agreement (the "Initial Term"), and the employment hereunder, shall be for a period of thirty six months commencing on May 27, 2014 and expiring on May 26, 2017 unless sooner terminated. The contract may be extended by mutual consent of the parties.

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Exhibit B

Suresh Srinivasan- Chief Operating Officer

The COO together with the CEO oversees all aspects of Operations, Product Development, and Corporate infrastructure while driving overall cost efficiency for Realbiz Media Group, Inc.

The Executive will:

* Have the authority to hire and fire employees, in accordance with consent of the Chief Executive Officer. Any potential employee that is a relative or affiliate of the COO must be approved by the Board of Directors of the Company. Any potential employee that is anticipated to receive total compensation in excess of $100,000 must also be approved by the Board of Directors.

* Be sent the Company's financials no later than the 30th of the following month for financials for the prior month

* Have approval authority over the Company’s purchases in accordance with terms of a budget approved by the Board of Directors and any purchases in excess of $25,000 shall require approval of the Board of Directors.

* Have full access to all of the Company’s books and records at any time

The Executive’s responsibilities may include:

•	Responsible for day to day operations of Company

•	Development and implementation of a comprehensive business plan and budget to support the overall company’s financial performance and assisting the CRO in obtaining those goals

•	Integration of ReachFactor technology, lists and services into the company to maximize enterprise value

•	Responsible for overseeing the product(s) road map in the Real Estate and Media operations including the company TV and web properties

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•	Work with the CEO, CRO and CTO to assist in setting of the direction of the corporation

•	Assist in the creation and development of new products and bring them to market

•	Plan and implement the expansion of product categories, along with the CRO and CTO develop new initiatives for Enterprise and Broker accounts to drive and maximize revenue growth

•	Integrate high margin travel opportunities and integrate Next 1 travel assets e.g. Maupintour to become a preferred supplier

•	Along with the CRO and CTO, develop/implement a long term strategy to optimize and monetize the company’s relationship with consumers and real estate agents.

•	Implementation of reporting systems

•	Working with the companies “C” level officers, set up supporting structure and staff roles, responsibilities, goals and objectives to ensure the efficiencies of the companies infrastructure .

•	Review of existing staff and assessing capabilities including position changes, hiring and firing as required.

•	Working with the CFO to review expenditures and ensure efficiencies and cost control system/best practices are implemented and practiced

•	Assist the CRO to promote RealBiz Media within the Real Estate investment community

And such other duties/responsibilities as may be assigned by the CEO or Chairman from time to time.

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